Exhibit 99.1

PRESS RELEASE:	FOR IMMEDIATE RELEASE

ATTENTION:	BUSINESS & FINANCIAL EDITORS

Contact:	Bradley S. Grubb, President
Peoples Security Wealth Management Group
570-504-0489

Edward J. Gilmartin joins

Peoples Security Wealth Management Group

Peoples Security Bank and Trust Company has acquired the asset management and retirement plan services assets of Edward J. Gilmartin/Gilmartin Associates, Scranton, PA.

Bradley S. Grubb, President of Peoples Security Wealth Management Group, has announced that Edward J. Gilmartin will join the bank’s Wealth Management Group as Managing Director of Retirement Plan Services.

In his new role, Mr. Gilmartin will continue to focus on servicing existing qualified plan clients of the combined firms as well as expand these services to privately held businesses and corporations throughout Northeastern Pennsylvania.

“With this collaboration with Peoples Security Bank, I now have the opportunity to offer a greater array of products and services from Estate planning through our Wealth Management team as well as the lending and commercial services available through the bank,” says Mr. Gilmartin. The Gilmartin team will remain intact, as Nick Ganz, Operations Manager, Retirement Plan Services, and Susan Sariti, Insurance, Retirement Plan Services Coordinator both long time and valued employees with Gilmartin Associates, will join Ed in the Retirement Plan Services division.

Mr. Gilmartin founded Gilmartin Associates over twenty years ago to serve the retirement planning needs of business throughout the northeastern Pennsylvania community. He attended the University of Scranton where he earned an MBA in Finance. He resides in Scranton, Pennsylvania with his wife, Celeste.

Mr. Gilmartin and his team will relocate their offices to the third floor of the Bank’s Corporate Headquarters located at 150 North Washington Avenue, Scranton, Pennsylvania.

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*Securities and advisory services offered through LPL Financial, a registered investment advisor, member FINRA/SIPC. Insurance products offered through LPL Financial or its licensed affiliates. Peoples Security Bank & Trust Company and Peoples Security Wealth Management Group are not registered broker/dealers and are not affiliated with LPL Financial. The investment products sold through LPL Financial are not insured Peoples Security Bank & Trust Company deposits and are not FDIC insured. These products are not obligations of Peoples Security Bank & Trust Company and are not endorsed, recommended or guaranteed by Peoples Security Bank & Trust Company or any government agency. The value of the investment may fluctuate, the return on the investment is not guaranteed, and loss of principal is possible.

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